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                                                                   EXHIBIT 23.02


                          INDEPENDENT AUDITOR'S CONSENT




We consent to the use in this Registration Statement on Form S-1 of our report dated February 25, 2000, on the financial statements of ProFutures Long/Short Growth Fund, L.P. as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1999 and 1998 and the period ended December 31, 1997, and of our report dated May 8, 2000 on the balance sheet of ProFutures, Inc. as of December 31, 1999, appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading "General" in such Prospectus.




                                  /s/ Arthur F. Bell, Jr. & Associates, L.L.C.


Hunt Valley, Maryland
August 4, 2000